ESTEEM WIRELESS MODEMS

PRESS RELEASE

Electronic Systems Technology Inc.
Announces 2010 Financial Results

KENNEWICK, WASHINGTON --- March 24, 2011 --- Electronic Systems Technology Inc. (EST)(OTCBB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product line of wireless modems, today announced sales and results of operations for the twelve month period ended December 31, 2010.

EST reported sales for 2010 of $2,228,798 compared to $1,867,076 for 2009, reflecting an increase of 19% from 2009. Net Income for 2010 was $129,452, or $0.02 per share, compared with a Net Income of 24,495, or $0.00 per share, for 2009.

Selected Statement of Operations Information Summary
	Twelve Months Ended
	December 31 2010	December 31 2009
Sales	$ 2,228,798	$ 1,867,076
Net income (loss) before tax	187,023	22,599
Net Income (loss)	129,452	24,495
Weighted average common shares outstanding	5,158,667	5,158,667
Basic Earnings (loss) per Share Diluted Earnings (loss)per Share	$ 0.02 $0.02	$ 0.00 $0.00
Selected Balance Sheet Information
	Dec 31 2010	Dec 31 2009
Cash and cash equivalents	$ 1,133,720	$ 919,608
Total current assets	3,180,771	2,967,352
Property & equipment (net)	44,255	70,580
Total assets	3,278,730	3,070,872
Total current liabilities	172,128	90,000
Long-term debt	-0-	-0-
Stockholders' equity	3,093,602	2,959,372

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.  Contact EST for more details.

ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)                                                                                                                                                 www.esteem.com
415 N. QUAY STREET - KENNEWICK, WA 99336 - 509-783-5475 (FAX)